LIONBRIDGE ANNOUNCES FOURTH QUARTER AND FY 2008 RESULTS;
REPORTS RECORD QUARTERLY CASH FLOW FROM OPERATIONS OF $13.1 MILLION; GROWS FOURTH QUARTER EARNINGS
YEAR-ON-YEAR EXCLUDING NON-CASH CHARGE

Accelerates Operating Performance; Continued Strong Liquidity and Expanding New Business Pipeline
Underscore Resilience of Business

WALTHAM, Mass. – February 11, 2009 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the fourth quarter and year ended December 31, 2008.

Financial and business highlights for the fourth quarter include:

•	Revenue of $104.6 million, a decrease of 10.8% from the quarter ended December 31, 2007 reflecting the effect of the stronger US Dollar and project delays from certain clients in response to uncertain global economic conditions.

•	During the quarter the Company won a record number of large new client programs. The Company expects that these new programs will generate $25-30 million in FY 2009. The company expects that new business should dampen potential effects of the global economic slowdown in FY 2009. For details of the new client wins, please see the Company’s press release dated January 27th, 2009.

•	Gross margin of 34.3% in Q4, an increase of 270 bps from the prior year’s fourth quarter and an increase of 310 bps sequentially from the third quarter of 2008. This reflects the benefits of the Company’s cost management actions and improved currency environment.

•	Preliminary GAAP net loss for the quarter of $118.9 million or ($2.14) per share based on 55.7 million weighted average common shares outstanding. Included in the preliminary GAAP net loss for the quarter is a non-cash charge of $120.6 million for goodwill impairment and a related tax benefit of approximately $1.6 million.

•	Excluding this non-cash goodwill impairment charge and the related tax benefit, preliminary non-GAAP adjusted net income in the fourth quarter was $47,000 or $0.00 per share, an estimated increase of $0.07 per share compared to a GAAP net loss of $4.0 million or ($0.07) per share in the quarter ended December 31, 2007. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Record cash flow from operations of $13.1 million during the quarter.

•	Ending cash balance of $38.0 million or $0.68 per share, the highest cash balance since 2004.

•	The Company’s net debt is $17.7 million, a decrease of $22.1 million from the quarter ended December 31, 2007.

•	Final determination of the GAAP net loss and the non-GAAP adjusted net income are subject to the completion of an analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code.

“We are accelerating our performance in the face of deteriorating global economic conditions. In the fourth quarter we improved our gross margins by almost 300 bps and increased our income from operations excluding our one time charge. And we generated record cash flow from operations,” said Rory Cowan, CEO, Lionbridge. “Our positive earnings momentum, combined with our continued strong liquidity, indicates the resilience of our business model. As a result, we believe we are well positioned for profit expansion in 2009 despite the uncertain global economy.”

For the year ended December 31, 2008, the Company reported revenue of $461.4 million, an increase of $9.4 million or 2.1% from revenue of $452.0 million for the same period in 2007.

On a GAAP basis, the Company reported a preliminary net loss of $119.3 million for FY 2008, or ($2.14) per share based on 55.8 million weighted average common shares outstanding. Included in the net loss for the quarter is a non-cash impairment charge of $120.6 million and a related tax benefit of $1.6 million. Excluding this non-cash charge and the related tax benefit, the Company reported a preliminary adjusted net loss of $315,000 or ($0.01) per share, an improvement of $3.9 million or $0.06 per share compared to FY 2007. Final determinations of the GAAP net loss and non-GAAP adjusted net loss are subject to the completion of an analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code.

For the fiscal year 2008, the Company generated $29.8 million in cash flow from operations. During the fiscal year 2008, the Company acquired 1.5 million shares of its common stock for $4.3 million. During the year the company also paid down $16.3 million of its long term debt.

The Company provided an outlook of its revenue expectations for the first quarter of 2009 with estimated revenue of $93 million to $102 million. For FY 2009, the Company said that it expects to generate revenue growth in constant currency and to increase its profitability.

Lionbridge will host a conference call today at 9:00 am regarding the content of this release as well as the Company’s overall outlook going forward and other matters. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/feb11.

Goodwill Impairment Analysis
As required by SFAS 142, “Goodwill and Other Intangible Assets,” Lionbridge conducted its annual goodwill impairment test as of December 31, 2008. Due to the significant deterioration of equity markets and the declining global economic environment in fiscal year 2008, the results of the goodwill impairment testing showed that the estimated fair value of the Company’s Global Language and Content segment was less than its carrying value of the goodwill, resulting in a $120.6 million non-cash charge. The impairment charge is a non-cash item and therefore will not result in any cash expenditures and will not affect the Company’s cash position, cash flows from operating activities, free cash flow, liquidity position or availability under its credit facilities. Further, this charge is excluded from all of the Company’s financial results in evaluating financial covenants under its debt agreements.

Non-GAAP Financial Measures
In this release, the Company’s adjusted net income is not presented in accordance with generally accepted accounting principles (GAAP) and is not intended to be used in lieu of GAAP presentations of results of operations. This measure is presented because management believes it provides additional information to investors with respect to the performance of our fundamental business activities. Adjusted net income is a Non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for adjusted net income is net loss and has provided a reconciliation of adjusted net income to net loss at the end of this release.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance and expected revenue and earnings growth of Lionbridge in FY 2009, preliminary estimates of GAAP net loss and non-GAAP adjusted net income, anticipated customer demand as well as trends in the currency markets. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the effect of the global economic conditions on the demand for Lionbridge’s services by customers and prospective customers; the results of the analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code and the deviation, if any, from the analysis used in determining preliminary GAAP loss and preliminary non-GAAP adjusted net income; a reduction in demand for outsourced business processes generally and within the industries served by Lionbridge in particular; the effect of global economic conditions on the timing or scope of services procured by Lionbridge customers; given that a substantial portion of Lionbridge’s revenue is generated from a limited number of customers, the loss of or reduction in demand from one or more major client or customer would materially reduce our revenue and cash flow and adversely effect our business; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to realize the expected benefits of its technology initiatives and the timing of the realization of such benefits; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; continued uncertainty, volatility or deterioration in global economic conditions that could negatively affect demand for the Company’s services; continued fluctuations in political, economic and business conditions, and additional downturns in worldwide economic conditions generally, and in the information technology and software industries specifically; continued tightening of the credit markets which could negatively affect Lionbridge’s business, demand for its services and ability to get paid promptly for such services, including inability of customers to obtain credit to finance purchases of the Company’s services and/or customer insolvencies; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations, restrictions on downsizing operations in Europe and other jurisdictions (i.e. regulatory or works council restrictions) and expenses and delays associated with any such activities, longer collection cycles and deeper impact of the global economic downturn in particular jurisdictions; risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; Lionbridge’s ability to attract and retain highly skilled resources to meet customer demands; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes to or elimination of the international tax holiday for companies doing business in India; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; customer delays or postponements of services; the failure of Lionbridge to keep pace with technological changes or changing customer needs; Lionbridge’s ability to further develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; costs associated with restructuring of certain operations, the timing of any anticipated benefits and the ability to realize such benefits; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue ........................................	$104,619	$117,243	$461,432	$451,994
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) .............................................	68,701	80,215	314,137	302,059
Sales and marketing.............................................	7,772	8,590	33,551	32,841
General and administrative.......................................	20,153	24,333	87,872	87,041
Research and development..............................	1,190	1,022	5,273	3,375
Depreciation and amortization............................	1,088	1,268	4,741	5,186
Amortization of acquisition-related intangible assets......	2,111	2,113	8,441	8,453
Goodwill impairment.................................	120,587	—	120,587	—
Merger, restructuring and other charges.....................	580	2,410	1,007	4,019

Total operating expenses...........................	222,182	119,951	575,609	442,974

Income (loss) from operations........................	(117,563)	(2,708)	(114,177)	9,020
Interest expense:
Interest on outstanding debt ..............................	862	1,273	3,872	5,403
Amortization of deferred financing costs and discount on debt ...	44	47	177	190
Interest income .............................................	137	210	527	699
Other expense, net .............................................	979	923	2,603	3,347

Income (loss) before income taxes.............................................	(119,311)	(4,741)	(120,302)	779
Provision for (benefit from) income taxes *..............................	(368)	(776)	(997)	4,991

Net loss * .............................................	$(118,943)	$(3,965)	$(119,305)	$(4,212)

Net loss per share of common stock *:
Basic and diluted	$(2.14)	$(0.07)	$(2.14)	$(0.07)
Weighted average number of common shares outstanding:
Basic and diluted	55,696	58,690	55,837	59,297

* Preliminary estimate subject to completing final analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents.............................................	$37,978	$32,248
Accounts receivable, net of allowances of $685 and $689 at December 31, 2008 and 2007, respectively ...................	67,184	83,611
Work in process.............................................	17,893	23,335
Other current assets.............................................	9,615	12,329

Total current assets.............................................	132,670	151,523
Property and equipment, net.............................................	14,077	13,449
Goodwill .............................................	9,675	131,213
Other intangible assets, net.............................................	19,999	28,441
Other assets.............................................	7,760	8,437

Total assets.............................................	$184,181	$333,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt............	$22	$304
Accounts payable.............................................	20,218	20,217
Accrued compensation and benefits.......................................	20,122	21,164
Other accrued expenses and current liabilities *...............	24,868	29,364
Deferred revenue.............................................	10,277	16,014

Total current liabilities....................................	75,507	87,063
Long-term debt, less current portion.............................................	55,700	71,751
Deferred income taxes, long-term.............................................	737	7,504
Other long-term liabilities.............................................	12,567	10,591

Total stockholders’ equity *.............................................	39,670	156,154

Total liabilities and stockholders’ equity	$184,181	$333,063

* Preliminary estimate subject to completing final analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code.

Reconciliation of Preliminary GAAP Net Income (Loss) to Preliminary Non-GAAP Adjusted Net
Income (Loss) and Adjusted EPS (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net loss*.............................................	$(118,943)	$(3,965)	$(119,305)	$(4,212)
Goodwill impairment charge	120,587	—	120,587	—
Goodwill impairment related tax benefit	(1,597)	—	(1,597)	—

Adjusted net income (loss)* .............................................	47	(3,965)	(315)	(4,212)
Basic weighted average number of common shares outstanding	55,696	58,690	55,837	59,297
Fully diluted weighted average number of common shares outstanding	55,737	58,690	55,837	59,297
Adjusted EPS*.............................................	$0.00	$(0.07)	$(0.01)	$(0.07)

* Preliminary estimate subject to completing final analysis of the utilization of net operating loss carryforwards under Section 382 of the Internal Revenue Code.